Exhibit 5.1

[Kummer Kaempfer Bonner Renshaw & Ferrario letterhead]

September 8, 2008

Gran Tierra Energy Inc.
300, 611-10th Avenue S.W.
Calgary, Alberta T2R 0B2
Canada

Re:	Gran Tierra Energy Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel for Gran Tierra Energy Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission covering (i) up to 124,217,174 shares (the “Exchange Shares”) of the Company's common stock, par value $0.001 per share (“Common Stock”) issuable upon the exchange of exchangeable shares of Gran Tierra Exchangeco Inc., an indirect wholly-owned Canadian subsidiary of the Company (“Exchangeco”), and (ii) 7,145,938 shares (the “Warrant Shares”) of Common Stock issuable upon the exercise of the Warrants (as defined below), which Warrants shall be assumed by the Company in the consolidation of the Company with Solana Resources Limited, an Alberta corporation (“Solana”).

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed:

1.	The articles of incorporation and bylaws of the Company as are currently in effect.

2.	A certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors.

3.	Arrangement Agreement, dated July 28, 2008, by and among the Company, Exchangeco and Solana, as amended by Amendment No. 1 thereto (the “Arrangement Agreement”).

4.	The Performance Warrant Agreement between Solana and Glen Van Doorne dated October 2, 2006 (the “Doorne Warrant”).

5.	The Performance Warrant Agreement between Solana and J. Scott Price dated October 2, 2006 (together with the Doorne Warrant, the “Warrants”).

In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We have further assumed that the Arrangement Agreement and the Warrants have been duly executed and delivered by the parties and are valid and legally binding on the parties thereto. As to certain matters expressed herein, we have relied upon and assumed the accuracy and completeness of certificates and reports of various state authorities and public officials and of the Company.

We are admitted to the Bar of the State of Nevada, and our opinions hereinafter stated are based exclusively on the applicable internal laws of the State of Nevada, including the rules and regulations promulgated thereunder, as those laws, rules and regulations presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada. We are not members of the Bar of any state other than the State of Nevada, and, therefore, except for the laws of the State of Nevada, we express no opinion as to the laws of any other state, federal laws of the United States of America, or other jurisdiction.

Based on such examination and subject to the assumptions, exemptions and qualifications herein provided, we are of the opinion that:

1.	The Exchange Shares have been duly authorized, and when issued and delivered in accordance with the Arrangement Agreement will be validly issued, fully paid and nonassessable.

2.
The Warrant Shares have been duly authorized and, when issued and delivered upon exercise of the Warrants pursuant to the terms of the Warrants and payment of the exercise price therefor, will be validly issued, fully paid, and nonassessable.

This opinion letter speaks as of its date. We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter). This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein. We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Kummer Kaempfer

KUMMER KAEMPFER BONNER RENSHAW & FERRARIO